Exhibit 99.1

NEWS RELEASE

Range Announces Changes to Board of Directors: Reginal Spiller Joins the Board of Directors and Steffen Palko Retires

FORT WORTH, TEXAS, September 27, 2021 -- RANGE RESOURCES CORPORATION (NYSE: RRC) (“Range” or the “Company”) today announced the appointment of Reginal W. Spiller to its Board of Directors, concurrent with the retirement of Dr. Steffen A. Palko, effective September 27, 2021.

Range Chairman, Greg Maxwell stated, “We are very pleased to announce the addition of Reg Spiller to the Range board. Mr. Spiller has extensive experience in the oil and gas industry and has served our country at a high level in the U.S. Department of Energy. He is active with the National Energy Technology Laboratory (NETL) programs in southwestern Pennsylvania and West Virginia, as well as other national labs. He has over 40 years of international and domestic oil and gas and energy capital market experience. His expertise and leadership in the energy industry, combined with his public service experience advancing energy technologies, make him a strong addition to Range’s board.”

Mr. Spiller began his energy career as a geologist with Exxon USA and is now President and CEO of Azimuth Energy Investments, LLC, providing energy advisory services to upstream companies. Mr. Spiller also had a distinguished public service career, having served as the Deputy Assistant Secretary of Oil and Gas at the U.S. Department of Energy, focusing on the development of advanced technologies for the natural gas and oil industry. He is still active with the DOE’s fossil energy technology and carbon capture projects and has served on several National Research Council/National Academy of Science boards. Mr. Spiller is a member of American Association of Petroleum Geologists, Society of Petroleum Engineers, Geologic Society of America, and the National Association of Black Geoscientists.

Mr. Spiller earned a bachelor’s degree in geology from the State University of New York and a M.S. in geology from Penn State University.

Greg Maxwell stated, “We want to thank Steve for his dedicated service to Range. Since joining our board in 2016, Steve has shared his wisdom, industry experience and expertise in guiding Range to become the most capital efficient operator in the Marcellus Shale. We wish Steve and his family all the best in his retirement.”

Dr. Palko commented, “After serving on the Range Board for the last five years, it is gratifying to look back at the accomplishments of the Company and to think about its future potential as a top-tier operator with a world-class inventory. I believe that natural gas will play a critical role in the coming decades as the world moves toward cleaner, more efficient fuels, and I have the utmost confidence the Range team will translate our abundant Appalachia resource into significant shareholder value.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas and NGL producer with operations focused in stacked-pay projects in the Appalachian Basin. The Company pursues an organic development strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas.

2021-1

Range Investor Contact:

Laith Sando, Vice President – Investor Relations
817-869-4267
lsando@rangeresources.com

Range Media Contact:

Mark Windle, Manager of Corporate Communications

724-873-3223

mwindle@rangeresources.com